Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

December 27, 2001
The Board of Directors
Mobile PET Systems, Inc.
2150 West Washington Street, Suite 110
San Diego, California 92110

As the independent public accountants for Mobile PET Systems, Inc., we hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 to Form SB-2 of Mobile PET of our report dated August 28, 2001(except with respect to the conversion of preferred stock into common stock as discussed in Note 5, and Note 15, as to which the date is December 12, 2001), regarding the June 30, 2001 and 2000, consolidated financial statements which appeared in Mobile PET’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2001, dated and filed with the Commission on December 24, 2001. We also consent to all other references to our company included in this Registration Statement.

PE	TERSON & CO.
Peterson & Co.
3655 Nobel Drive, Suite 500
San Diego, CA 92122-1089